EXHIBIT 10

[LOGO OF AMGEN]

PERSONAL AND CONFIDENTIAL

August 29, 2003

David V. Goeddel, Ph.D., Chief Executive Officer

Tularik Inc.

1120 Veterans Blvd.

South San Francisco, CA 94010

Dear Dr. Goeddel:

With respect to that certain Letter Agreement (“Letter Agreement”) dated February 11, 2003 and amended May 21, 2003 by Amgen Inc. and accepted by Tularik Inc., a copy of which is attached hereto, the date “July 1, 2003” set forth in Section 10 of the Letter Agreement is hereby extended to “January 1, 2004”. The Letter Agreement shall remain in full force and effect except as hereby amended.

Sincerely, AMGEN INC.

By:	/s/ Richard D. Nanula

Name:	Richard D. Nanula
Its:	Executive Vice President, Finance, Strategy and Communications and Chief Financial Officer

Accepted and Agreed to

As of the date first above written:

TULARIK INC.

By:	/s/ David V. Goeddel

Name:	David V. Goeddel
Its:	Chief Executive Officer